UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  December 20, 2010

U.S. PREMIUM BEEF, LLC

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

          333-115164

20-1576986
(Commission File Number)	(I.R.S. Employer Identification No.)

12200 North Ambassador Drive

Kansas City, Missouri
64163
(Address of principal executive offices)	(Zip Code)

(816) 713-8800
Registrant’s telephone, number, including area code

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 7 are not applicable and are therefore omitted.

Item 8.01  Other Events.

Redemption of 1999 Patronage Notices and Distribution by U.S. Premium Beef, LLC.

As described in a report on Form 8K filed on October 29, 2010, (the “October 29 Form 8K”) as the owner of a 69.3340% interest in National Beef Packing Company, LLC (“NBP”), US Premium Beef, LLC (“USPB”) expected to receive a total of $104,001,000 from NBP when NBP made a distribution of $150,000,000 to its members (the “NBP Distribution.”)  USPB received that distribution from NBP on November 29, 2010.

            The October 29 Form 8K described a number of resolutions adopted by the USPB Board of Directors related to and arising from the NBP Distribution.  Pursuant to those resolutions, on or about December 20, 2010 USPB redeemed and cancelled, at their face amount, $6,551,523 of the USPB patronage notices that arose from the patronage activities of USPB’s predecessor, U.S. Premium Beef, Ltd., in fiscal year 1999.

After redemption and cancellation of the patronage notices described in the preceding paragraph, the remaining portion of USPB’s share of the NBP Distribution equaled $97,449,477.  On or about December 17, 2010, USPB distributed that aggregate amount to the holders of USPB’s Class A units and Class B units (the “USPB Distribution.”)  Under the terms of USPB’s amended and restated limited liability company agreement, the holders of Class A units are entitled to receive, in the aggregate, 10% of amounts distributed.  Given that the USPB Distribution totaled $97,449,477, the holders of Class A units received an aggregate amount of approximately $9,743,851.  With a total of 735,385 Class A units outstanding, each Class A unit holder received a distribution of approximately $13.25 per Class A unit held.  The holders of Class B units received, in the aggregate, 90% of the USPB Distribution, or approximately $87,707,752, representing approximately $116.11 per unit for each of the 755,385 Class B units outstanding.

On December 17, 2010, U.S. Premium Beef, LLC issued a letter to its unitholders enclosing the portion of the USPB Distribution payable to each unitholder.  The form of that letter is attached as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)        Exhibits.  The following exhibits are filed pursuant to Item 9.01.

99.1     Form of U.S Premium Beef, LLC letter to Unitholders enclosing distribution amounts.

SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

U.S. PREMIUM BEEF, LLC

By: /s/ Steven D. Hunt_______
Steven D. Hunt,
Chief Executive Officer

Dated:  December 20, 2010